Exhibit 10.1
Consumers Energy and other CMS Energy Companies
Retired Executives Survivor Benefit Plan
for
Management/Executive Employees
Distributed July 1, 2011

introduction
The Retired Executives Survivor Benefit Plan provides a Survivor Benefit after retirement for employees who held certain high-level Management/Executive positions prior to their retirement at participating CMS Energy companies. For eligible employees, this benefit supplements insurance provided under the Retired Employees Group Term Life Insurance Plan. This instrument describes the Retired Executives Survivor Benefit Plan for employees who retire or terminate other than for cause on or after July 1, 2011. No person, hired, rehired or promoted to a Salary Grade 19 on or after July 1, 2011 is eligible to participate in this Plan.
eligibility
You will be eligible for the Retired Executives Survivor Benefit provided that:
1.	You were a regular, full-time employee of a participating CMS Energy company as of July 1, 2011;

2.	You were at Salary Grade 19 or above as of June 30, 2011;

3.	You attain age 50 years of age on or before December 31, 2011;

4.	You retire or terminate other than for cause from a participating employer on or after July 1, 2011 as an active employee at a Salary Grade 19 or above with a minimum of 10 years of service at retirement; and

5.	You are age 60 or older at the time of your retirement or termination.
You will not be eligible for the Survivor Benefit under the Plan if you receive an extension of benefits under the company’s active employee Group Term Life Insurance Plan as a result of total disability, until the termination of the extension of benefits.

amount of benefit
The amount of your Survivor Benefit, payable to your beneficiary on your death, shall be 140% of your annualized base salary preceding retirement. This amount will be reduced by 10% of the initial amount on every anniversary of your retirement, until it reaches a minimum of 50% of the initial amount. The amount of your Survivor Benefit will be reduced further by the amount of insurance payable to your beneficiary under the Retired Employees Group Term Life Insurance Plan or under any other company Group Term Life Plan.
your beneficiary
If you desire to name a beneficiary or beneficiaries, you may do so on a form provided by the Plan Record Keeper, currently Fidelity Investments, http://netbenefits.fidelity.com or call 1-800-260-4015. Your named beneficiary will receive, on your death, the Survivor Benefit amount for which you are eligible. You may change your beneficiary at a later date if you wish to do so. Any beneficiary designation will take effect as soon as the completed form is accepted and approved by the Plan Record Keeper.
If you have not designated a beneficiary, the Survivor Benefit will be paid to the first surviving class of the following: Your (1) Widow or Widower, (2) Children, (3) Parents, (4) Brothers and Sisters, (5) Estate.
If any beneficiary dies before you, the share which that beneficiary would have received will be paid to the first surviving class listed above, unless you have specified otherwise in a beneficiary designation. If the Survivor Benefit is payable to one of the classes listed above and there is more than one member of that class, the share will be divided equally among the members of the class.

optional methods of settlement
By submitting your request in writing to the Benefits Department, Consumers Energy Company, One Energy Plaza, Jackson, MI 49201, you may, in lieu of a single payment, elect that the Survivor Benefit be paid to your beneficiary in up to ten annual installments commencing on your death.
Each year the payment will be a fraction of the balance equal to one over the number of annual installments remaining. In the event your beneficiary should die while receiving installments, the unpaid amount will be payable in one sum to the estate of your beneficiary.
If an installment plan is elected, the deferred amount will be credited with sums in lieu of interest from the first day of the month following your death to the date of payment. The “interest rate” will be equivalent to the prime rate of interest set by Citibank, NA (or a comparable source determined by the plan administrator if Citibank no longer sets prime rate of interest), compounded quarterly as of the first day of January, April, July and October of each year during the deferral period. The prime rate in effect on the first day of January, April, July and October shall be the prime rate in effect for that quarterly period.
method of financing
This is not an insurance policy nor is it a funded benefit program. The Survivor Benefit will be paid from the general corporate funds which are subject to the claims of the company’s creditors. The Survivor Benefit paid will be taxable to your beneficiary.

modification or termination
The company hopes to be able to continue this benefit indefinitely but does reserve the right to modify or discontinue the Retired Executives Survivor Benefit Plan at any time.
If this Plan is terminated or discontinued after you retire, your beneficiary will receive the Survivor Benefit amount in accordance with the terms of the Plan at the time of your retirement.
assignments
The Survivor Benefit provided is not assignable.
claims and appeals
Claims under the Retired Executives Survivor Benefit Plan should be reported to the company’s Benefits Department. Claims should be made by submitting a certified copy of the death certificate and the Retired Executive Survivor Benefit Schedule to the Benefits Department, Consumers Energy Company, One Energy Plaza, Jackson, MI 49201.
The company will consider any claim made for the Survivor Benefit and will notify your beneficiaries within 90 days of its disposition of the claim. Where special circumstances exist, the company may take another 90 days to render its decision on the claim. In that case, the company will notify the beneficiaries of the delay and why more time is needed. If additional information is necessary, the company will notify your beneficiary as to what is needed and why.
In the event the company denies a claim, it will notify your beneficiary in writing setting forth the specific reasons for such denial and citing the pertinent benefit provisions. Your beneficiary may request a review of his or her claim for benefits by submitting a request for such a review to the company within 60 days of the date your beneficiary receives notification of the company’s determination regarding the claim. Your beneficiary may also review any pertinent documents in the possession of the company. He/she may then submit any additional written comments pertaining to the claim.
The company will give your beneficiary its written decision regarding his/her request for a claim review not later than 60 days after its receipt of the request. If special circumstances require an extension of time for processing, the company may take up to another 60 days to consider the request for review. In that case, your beneficiary will be notified of such extension in writing prior to the commencement of the extension. The company’s decision on such review should be supported by specific reasons and specific references to the benefit provisions on which the decision is made.
plan administrator
The Plan Administrator is the Benefit Administrative Committee, Consumers Energy Company, One Energy Plaza, Jackson, MI 49201.

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